Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258146

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus Dated August 6, 2021)

ELECTRIC LAST MILE SOLUTIONS, INC.

118,684,445 Shares of Common Stock
Warrants to Purchase 247,082 Shares of Common Stock

This Prospectus Supplement No. 5 is being filed to update and supplement the information contained in the “Selling Securityholders” section of the Company’s prospectus dated August 6, 2021 (as supplemented or amended from time to time, the “Prospectus”), to reflect recent activity in the Company’s securities that have occurred since August 6, 2021. Capitalized terms not defined in this Prospectus Supplement No. 5 have the definitions ascribed to them in the Prospectus.

The Prospectus, as previously supplemented by Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3 and Prospectus Supplement No. 4 and as further supplemented by this Prospectus Supplement No. 5, relates to the resale by certain Selling Securityholders named in the Prospectus from time to time of up to 110,351,152 shares of our common stock, par value $0.0001 per share, and warrants to purchase up to 247,082 shares of our common stock, consisting of:

●	up to 6,250,000 Founder Shares issued in a private placement to the Sponsor;

●	up to 205,416 Private Placement Warrants issued in a private placement to the Sponsor;

●	up to 41,666 Private Placement Warrants issued in a private placement to the IPO underwriter;

●	up to 247,082 shares of common stock issuable upon exercise of the Private Placement Warrants;

●	up to 741,250 shares of common stock that were a constituent part of the Private Placement Units;

●	up to 82,360,597 shares of common stock issued or issuable to the stockholders of Electric Last Mile, Inc. (the “ELM stockholders”) as merger consideration pursuant to the Merger Agreement, which includes Earnout Shares and shares of Adjustment Escrow Stock that may be issued to the ELM stockholders;

●	up to 13,000,000 shares of common stock issued in a private placement that closed immediately prior to the closing of the Business Combination;

●	up to 2,752,223 shares of common stock issued to the holders of convertible promissory notes previously issued by Electric Last Mile, Inc. upon automatic conversion of such notes in connection with the closing of the Business Combination; and

●	up to 5,000,000 shares of common stock issued to SF Motors, Inc. d/b/a SERES in accordance with the SERES Asset Purchase Agreement upon the closing of the Business Combination.

In addition, the Prospectus, as previously supplemented by Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3 and Prospectus Supplement No. 4 and as further supplemented by this Prospectus Supplement No. 5, relates to the issuance by us of (i) up to 8,333,293 shares of common stock that are issuable upon the exercise of the Public Warrants, which were previously registered, and (ii) up to 247,082 shares of common stock that are issuable upon the exercise of the Private Placement Warrants.

This Prospectus Supplement No. 5 is being filed to amend the Selling Securityholder information set forth in the Prospectus as set forth on Annex A attached hereto. This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 5, you should rely on the information in this Prospectus Supplement No. 5.

Our common stock and Public Warrants are listed on The Nasdaq Global Select Market under the symbols “ELMS” and “ELMSW”, respectively. On October 5, 2021, the last reported sales price of our common stock was $6.74 per share and the last reported sales price of our Public Warrants was $1.51 per Public Warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of the Prospectus, as well as those risk factors contained in any amendments or supplements to the Prospectus and the documents included or incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered under the Prospectus and this Prospectus Supplement No. 5 or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 5. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is October 6, 2021.

ANNEX A

AMENDMENT TO SELLING SECURITYHOLDER INFORMATION

This Prospectus Supplement No. 5 is being filed in connection with certain changes to the selling securityholder information as set forth in the Prospectus dated August 6, 2021 (as supplemented to date, the “Prospectus”) resulting from (a) the distribution by New Era Capital EV, LLC of the shares of common stock held by it to its members, on a pro rata basis, and (b) the transfer by 456 Investments, LLC of 50% of the shares of common stock held by it to one of its members and the subsequent withdrawal of that member from 456 Investments, LLC. Consequently, the selling securityholders table (the “Selling Securityholders Table”) appearing under the heading “SELLING SECURITYHOLDERS” in the Prospectus is hereby amended and supplemented by: (i) updating the number of shares beneficially owned and registered for sale by 456 Investments, LLC in the Selling Securityholders Table and updating the related footnote (2) to the Selling Securityholders Table; (ii) deleting the information regarding New Era Capital EV, LLC in the Selling Securityholders Table, including footnote (7) thereto; and (iii) adding the information set forth in the table below to the Selling Securityholders Table. (For the avoidance of doubt, footnote (1) to the Selling Securityholders Table has not been updated or revised.)

The table below provides, based on written representations from the Selling Securityholders named herein, information as of October 5, 2021 regarding the beneficial ownership of our common stock by each Selling Securityholder named herein, the number of shares of common stock that may be sold by each such Selling Securityholder under the Prospectus and the number of shares of common stock that each such Selling Securityholder will beneficially own after this offering. We have based percentage ownership on 124,027,012 shares of common stock outstanding as of July 21, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the Selling Securityholders, that the Selling Securityholders have sole voting and investment power with respect to all shares of common stock and warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by the Prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Annex A-1

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby(1)	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby(1)	Number Beneficially Owned After Offering	Percent Owned After Offering
456 Investments, LLC(2)	438,540	438,540	-	-	-	-	-	-
Hailiang Hu and Ping Jin Revocable Living Trust(73)	438,540	438,540	-	-	-	-	-	-
Joseph T. Lukens(74)	561,837	561,837	-	-	-	-	-	-
Shawna Lee Davis-Lukens(75)	561,837	561,837	-	-	-	-	-	-
Joe & Shawna Lukens Family Dynasty Trust(76)	749,117	749,117	-	-	-	-	-	-
Arosa Opportunistic Fund, LP(77)	1,872,792	1,872,792	-	-	-	-	-	-
Randy R. Fearer(78)	18,728	18,728	-	-	-	-	-	-
James E. Houston, Jr.(79)	18,728	18,728	-	-	-	-	-	-
Waverly 7X Partners(80)	374,559	374,559	-	-	-	-	-	-
Robert C. Banasik(81)	56,183	56,183	-	-	-	-	-	-
Stephen D. Baksa(82)	468,198	468,198	-	-	-	-	-	-
S. Paul & Jeanmarie Passafiume(83)	187,280	187,280	-	-	-	-	-	-
James T. Griscom II(84)	37,456	37,456	-	-	-	-	-	-
Manual Z. Rios(85)	149,823	149,823	-	-	-	-	-	-
The Formidable Fund, LP(86)	187,279	187,279	-	-	-	-	-	-
Rick Solomon(87)	18,728	18,728	-	-	-	-	-	-
Mike Solomon(88)	74,912	74,912	-	-	-	-	-	-
Gavin Scotti(89)	280,919	280,919	-	-	-	-	-	-

(1)	The securities registered for sale include the Founder Shares held by the Sponsor, the other shares of common stock held or to be held by the Sponsor and the other Selling Securityholders (including the Adjustment Escrow Stock and the Earnout Shares), the Private Placement Warrants, the shares of common stock that were a constituent part of the Private Placement Units, and the shares of common stock underlying the Private Placement Warrants (together, the “Resale Securities”). We do not know when or in what amounts the Selling Securityholders will offer the Resale Securities for sale, if at all. The Selling Securityholders may sell any or all of the Resale Securities included in and offered by this prospectus. We cannot estimate the number of Resale Securities that will be held by the Selling Securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the Resale Securities will have been sold by the Selling Securityholders. The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 124,027,012 shares of common stock outstanding (including the shares of Adjustment Escrow Stock and the Earnout Shares), assuming the exercise of all currently outstanding warrants and the sale of all Resale Securities by the Selling Securityholders. The percentage of warrants to be beneficially owned after completion of the offering is calculated on the basis of 8,580,375 outstanding warrants, assuming the exercise of all currently outstanding warrants and the sale of all warrants being registered for resale by the Selling Securityholders.

(2)	Assumes the release of 1,331 shares of Adjustment Escrow Stock and 26,623 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder. Benjamin Wu has voting and investment power over the common stock held by the Selling Securityholder. Mr. Wu is the General Counsel and Secretary of the Company. For additional information regarding Mr. Wu and his positions and relationships with ELM and the Company, see the sections entitled “Management” and “Certain Relationships and Related Party Transactions – ELM Related Party Transactions” elsewhere in the prospectus.

Annex A-2

(73)	Assumes the release of 1,331 shares of Adjustment Escrow Stock and 26,623 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder. Hailiang (Jerry) Hu and Ping Jin share voting and investment power over the common stock held by the Selling Securityholder. Mr. Hu is the Chief Operating Officer of the Company. For additional information regarding Mr. Hu and his positions and relationships with ELM and the Company, see the sections entitled “Management” and “Certain Relationships and Related Party Transactions – ELM Related Party Transactions” elsewhere in the prospectus.

(74)	Assumes the release of 1,204 shares of Adjustment Escrow Stock and 24,083 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder.

(75)	Assumes the release of 1,204 shares of Adjustment Escrow Stock and 24,083 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder.

(76)	Assumes the release of 1,607 shares of Adjustment Escrow Stock and 32,110 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder. As the grantor of the Selling Securityholder, Joe Lukens has voting and investment power over the common stock held by the Selling Securityholder.

(77)	Assumes the release of 4,014 shares of Adjustment Escrow Stock and 80,278 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder. Till Bechtolsheimer, CEO of Arosa Capital Management LP, Investment Manager of the Selling Securityholder, has voting and investment power over the common stock held by the Selling Securityholder.

(78)	Assumes the release of 40 shares of Adjustment Escrow Stock and 803 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder.

(79)	Assumes the release of 40 shares of Adjustment Escrow Stock and 803 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder.

(80)	Assumes the release of 803 shares of Adjustment Escrow Stock and 16,056 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder. H. Benjamin Samuels, Manager of the Selling Securityholder, has voting and investment power over the common stock held by the Selling Securityholder.

(81)	Assumes the release of 120 shares of Adjustment Escrow Stock and 2,408 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder.

(82)	Assumes the release of 1,003 shares of Adjustment Escrow Stock and 20,069 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder.

(83)	Assumes the release of 401 shares of Adjustment Escrow Stock and 8,028 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder.

(84)	Assumes the release of 80 shares of Adjustment Escrow Stock and 1,606 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder.

(85)	Assumes the release of 321 shares of Adjustment Escrow Stock and 6,422 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder.

(86)	Assumes the release of 401 shares of Adjustment Escrow Stock and 8,028 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder. Will Brown and Adam Eagleston, both Portfolio Managers of the Selling Securityholder, share voting and investment power over the common stock held by the Selling Securityholder.

(87)	Assumes the release of 40 shares of Adjustment Escrow Stock and 803 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder.

(88)	Assumes the release of 161 shares of Adjustment Escrow Stock and 3,211 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder. Based on information provided to us by the Selling Securityholder, the Selling Securityholder is an affiliate of a broker-dealer.

(89)	Assumes the release of 602 shares of Adjustment Escrow Stock and 12,042 Earnout Shares, which represent the number of shares of Adjustment Escrow Stock and Earnout Shares eligible for release to the Selling Securityholder.

Annex A-3